Exhibit 99.1
24 February 2011
Mr Paul Wright Appointed as CEO
Universal Biosensors, Inc. (ASX: UBI) announced today that, following a global executive search, Mr Paul Wright had been appointed as Chief Executive Officer, starting from 1 March 2011.
Mr Wright has 10 years’ experience as Chief Executive Officer with two global technology companies and extensive experience in international strategy consulting and commercial development with a focus on manufacturing industries.
Mr Wright was Chief Executive Officer of Vision BioSystems, the major subsidiary of Vision Systems Limited, which develops, manufactures and markets diagnostic instruments and consumables worldwide. Following the sale of Vision Systems Limited and its subsidiaries to Danaher Corporation for over A$800 million at the end of 2006, Mr Wright was retained by Danaher Corporation to assist with the integration of Vision Systems into the new parent. From 1999 to 2006, Mr Wright was Chief Executive Officer of Invetech, a leading international product development consultancy. Prior to this, Mr Wright gained extensive experience in international strategy consulting and commercial development, with a focus on manufacturing industries including roles at TNT Logistics and Bain & Company. Paul holds a Masters degree in Aeronautical Engineering from the University of Cambridge, a Diploma in Production Methods & Management from the University of Cambridge and has studied Corporate Finance at the London Business School. Mr Wright is a Fellow of the Australian Institute of Company Directors.
Speaking of the appointment, Chairman Mr Andrew Denver said, “We are excited that we have been able to secure the services of an experienced operating executive that has successfully led technology businesses in the past. As UBI transitions to a substantial operating business, Paul’s skills will greatly enhance the Company’s ability to achieve its goals.”
In accepting the position, Mr Wright said “I am thrilled to be joining a world class organisation with a proven platform technology. I believe we have the opportunity to develop the Company into one of Australia’s leading healthcare success stories. I look forward to working with the talented team at UBI.”
The key terms of Mr Wright’s employment are set out below.

Term and Termination of Employment:	There is no fixed term of employment. Mr Wright’s employment may be terminated by either Mr Wright or the Company with six month’s written notice. The Company may terminate Mr Wright’s employment immediately for cause.

Remuneration:	Fixed Remuneration - Mr Wright’s fixed remuneration is $400,000 per annum plus superannuation.

Short Term Incentives - Mr Wright may be awarded a performance related bonus of up to 25% of his annual salary subject to achievement of key performance indicators determined by the Remuneration and Nomination Committee.

Long Term Incentives - Subject to shareholder approval, Mr Wright will be granted: 1) 1,400,000 employee options which will vest in equal tranches over three years subject to Mr. Wright’s continued employment with the Company; 2) 500,000 employee options which will only vest upon the Company entering into a material partnership and/or licensing arrangement for at least one major market with respect to one or more of the non-blood glucose products currently in development, subject to continuing employment at that time; and 3) 400,000 employee options which will vest upon CE marking or first regulatory approval in the United States of the test to which the partnership/ licensing arrangement referred to in paragraph (3) relates, subject to continuing employment at that time.

Other terms:	The employment agreement contains usual confidentiality, intellectual property and non-compete provisions.
Ends
Enquiries:
Mr Andrew Denver or Mr Paul Wright: 03 9213 9000
About Universal Biosensors
For additional information in relation to Universal Biosensors, refer to
http://www.universalbiosensors.com/announcements.html.
Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.
Universal Biosensors’ first product, developed in conjunction with LifeScan, Inc., is a next generation test for diabetics to self—monitor blood glucose. The product features market leading accuracy and was launched in The Netherlands, Australia, Italy and France. The relationship with LifeScan, Inc. dates from 2001. In 2009 the two companies entered into an updated Master Services and Supply Agreement under which Universal Biosensors agreed to be a non-exclusive manufacturer of blood glucose sensor strips for LifeScan.
Universal Biosensors is currently developing other point-of-care blood tests from its technology platform, which it intends to partner in due course.